Exhibit 2.1

CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (the “Agreement”) dated March 16, 2017

BETWEEN:

EXETER RESOURCE CORPORATION, a British Columbia company, whose business address is Suite 1660 – 999 West Hastings Street, Vancouver, British Columbia, V6C 2W2 (“Exeter”);

AND:

GOLDCORP INC., a corporation organized under the laws of Ontario whose business address is Suite 3400, 666 Burrard Street, Vancouver, BC V6C 2X8 (the “Reviewer” and together with Exeter, the “parties”);

WHEREAS:

A.

Exeter directly or indirectly through its wholly owned subsidiaries Sociedad Contractual Minera Eton Chile, Sociedad Contractual Minera Retexe Chile and Minera Goldeye Chile Limitada owns, controls, has applied for or has entered into agreements to control interests in certain mineral and water tenements, together known as the Caspiche project and the Sonia/ Puma project located in Chile, which are more fully described in the attached schedule 1 (the “Property”);

B.

Exeter and the Reviewer desire to investigate the possibility of a transaction between the parties involving the acquisition of an interest in Exeter, its Affiliates or Property or in a corporate transaction involving Exeter or its Affiliates (collectively a “Transaction”);

C.	Exeter has agreed to disclose Confidential Information (as defined below) to the Reviewer for the purpose of evaluating a Transaction (the “Purpose”); and

D.	the Reviewer recognizes that the unauthorized use or disclosure of Confidential Information has the potential to cause irreparable damage and injury to Exeter.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual promises, covenants and agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.

Affiliates, control, documents, notes. For the purposes of this Agreement, “Affiliates” includes any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, or is controlled by, or is under common control with a party. For purposes of the preceding sentence, the word “control” shall mean possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise. Any reference to a “document” in this Agreement shall include, without limitation, any writing, instrument, agreement, letter, memorandum, chart, graph, blueprint, photograph, financial statement or data, facsimile, tape, disk or other electronic, digital, magnetic, laser or other recording or image in whatever form or medium. Any reference to “notes” in this Agreement shall include, without limitation, all reports, analyses, notes, studies, forecasts, compilations or other information to the extent that the same are based on, contain or reflect any Confidential Information and regardless of the identity of the party preparing the same and in whatever form.

2.

Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean all financial, business, legal, accounting, operational, technical, geological, exploration and other information, in whatever form including, without limitation, all correspondence, maps, surveys, data, records, core samples, drill hole logs, charts, calculations, assays, opinions, budgets, disks, statements, names of security holders and contractual parties, documents and notes, and all other information whatsoever relating directly or indirectly to Exeter, its business and the Property, and all information with respect to the equipment, facilities or other assets used in the business of Exeter or concerning or relating to Exeter or the business thereof that is delivered or disclosed by or on behalf of Exeter to the Reviewer whether in writing, electronically, verbally or through visual means and whether provided before or after the date of this Agreement or which the Reviewer or its Representatives (as defined below) develops, prepares, generates or derives through observation or through site visits, analyses, interpretations, compilations, studies or evaluations of such Confidential Information. Confidential Information shall not include information which: (a) at the time of disclosure is in the public domain; (b) after disclosure becomes a part of the public domain through no act or omission by the Reviewer or its Representatives (as defined below); (c) was legally in the possession of the Reviewer prior to disclosure by Exeter; or (d) is rightfully received by the Reviewer from third parties, without any breach by a third party of any restriction on disclosure.

3.

Confidentiality. Subject to the following and the other terms and conditions of this Agreement, the Reviewer hereby agrees: (i) that the Confidential Information is confidential and proprietary to Exeter; (ii) to keep the Confidential Information confidential and not disclose the Confidential Information to any person, firm, corporation or other entity; (iii) it shall use the Confidential Information solely for the Purpose and not directly or indirectly for any other purpose; and (iv) it will keep the Confidential Information secure and protected from any use, disclosure or access which is inconsistent with this Agreement. Notwithstanding the foregoing, the Reviewer may disclose Confidential Information: (a) to its directors, officers, employees, agents or advisors (including its accountants, counsel, lenders, consultants and financial advisors) who need to know the Confidential Information for the Purpose and who have been advised of the terms of this Agreement and instructed to observe the obligations contained in this Agreement (collectively, the “Representatives”); (b) pursuant to the order of any governmental or judicial authority or where required under applicable laws or the rules of a recognized stock exchange having jurisdiction over the Reviewer, in which case the Reviewer shall disclose only that portion of the Confidential Information which, in the opinion of the Recipient’s legal counsel, is legally required to be disclosed and, to the extent reasonably practicable and legally permissible, will give prior notice to Exeter of such disclosure so that Exeter may seek a protective order or other protection against such disclosure; and (c) with the prior written consent of Exeter. The Reviewer shall be responsible and liable for any use or disclosure of the Confidential Information by its Representatives in violation of this Agreement. In no event shall the Reviewer or its Representatives be deemed to have acquired any right or interest of any kind in or to the Confidential Information.

4.

Disclosure. Exeter makes no representation or warranty, express or implied, as to the validity, accuracy or completeness of the Confidential Information and the Reviewer uses the Confidential Information at its own risk. Neither Exeter nor any of its Affiliates shall be subject to any liability resulting from the Reviewer’s or its Representatives use of the Confidential Information or from any errors or omissions therein or therefrom. Exeter shall be under no obligation to revise or update any Confidential Information provided to the Reviewer or its Representatives. Confidential Information may be subject to confidentiality requirements imposed under agreements with third parties, and disclosure of the same to Reviewer may require a prior agreement from Reviewer agreeing to be bound to such third parties in accordance with such confidentiality requirements.

5.

Handling and Return of Confidential Information. The Reviewer shall use its best efforts to hold the Confidential Information in confidence. Confidential Information may be copied only for review by the Reviewer’s Representatives. The Reviewer may not remove any proprietary, copyright, trade secret or other legend from any of the Confidential Information. The Reviewer shall return to Exeter, within ten business days after a written request by Exeter, all Confidential Information and all copies thereof in any form whatsoever under the power or control of the Reviewer or its Representatives and delete the Confidential Information from all retrieval systems and data bases or destroy the same, and shall furnish to Exeter a certificate of an officer of the Reviewer of such deletion or destruction by the Reviewer and its Representatives; provided that the Reviewer and its Representatives may keep a summary of the Confidential Information so as to be able to identify the nature of the Confidential Information that the Reviewer has returned or destroyed or as may be required by applicable law (and in the case of its Representatives, may retain such Confidential Information as is required to be retained for the purpose of any professional standards, practices, codes or insurance policies that may be applicable). Furthermore, the Reviewer and its Representatives shall not be required to return to Exeter, or destroy, any materials as a result of an automated data back-up system used in the ordinary course of business to which users would not normally have access in the ordinary course of business. Notwithstanding the return of Confidential Information, the Reviewer shall continue to be bound by its obligations of confidentiality and other obligations hereunder and will be entitled to keep a detailed list of all documents provided by Exeter for the purposes of identifying documents received.

6.

Review Results. The requirements of Section 5 shall not apply to any analyses, compilations, studies, models or other documents prepared by the Reviewer or any of its Affiliates or Representatives based on or containing Confidential Information (“Review Results”), which documents may be retained by the Reviewer and shall be otherwise considered as “Confidential Information” for the purposes of this Agreement during its term. Neither the Receiving Party nor any of its Affiliates or Representatives shall have any obligation to the Disclosing Party to discuss or disclose the Review Results.

7.

Undisclosed Material Facts. Reviewer hereby acknowledges that it is aware (and that its Representatives who are apprised of this matter have been, or upon becoming so apprised will be, advised) of the restrictions imposed by securities laws and other applicable domestic and foreign laws relating to the possession and use of material non-public information about a public company. Reviewer will be responsible for any unauthorized use or disclosure of the Confidential Information by it and its Representatives and Exeter will not be required to first assert claims against Reviewer’s Representatives as a condition of seeking or obtaining a remedy against Reviewer.

8.

Indemnification. The Reviewer agrees to defend, indemnify, and hold Exeter harmless from any and all liability arising from the Reviewer’s or its Representatives receipt and review of the Confidential Information, including any accident or injury to the Reviewer or its Representatives arising from examination of the Property by the Reviewer or its Representatives and liability arising from disclosure of Confidential Information by the Reviewer or one of its Representatives to a third party in contravention of the terms of this Agreement, except to the extent caused by the gross negligence or wilful misconduct of Exeter or its Affiliate.

9.

No Obligation to Proceed/No Fiduciary Relationship. Neither party shall be obliged to commence or continue any negotiations or to reach or execute any agreement with respect to a Transaction, and neither party shall be committed in any way with respect to a Transaction unless and until a written agreement or agreements with respect thereto are duly executed by both parties. Nothing in this Agreement creates or is intended to create any partnership, joint venture relationship, fiduciary relationship or relationship of confidence and trust between the parties. Subject to the terms of this Agreement, each party shall have the right to engage in and receive full benefits from any business activities or operations, whether or not competitive with the business activities or operations of the other party, without consulting with, or obligation to, the other party.

10.

Area of Interest. The Reviewer shall not, without the prior written consent of Exeter, directly or indirectly stake, apply for or otherwise acquire during the term of this Agreement any mineral concession or other interest in the mineral rights within the area extending two (2) kilometers from the outermost boundary of the Properties, provided that the foregoing shall not apply to an acquisition of any interest in any lands or mineral rights which the Reviewer had a right or duty to acquire on or before the date of this Agreement or which the Disclosing Party has    subsequently sold, abandoned or surrendered, nor prohibit the acquisition by the Reviewer or its Affiliates of any interest in any person which holds any interest in any such lands or mineral rights so long as the primary purpose of such acquisition is not to acquire such lands or mineral rights in violation of this Section.

11.

Standstill. During the term of this Agreement and in consideration of the provision of Confidential Information by Exeter, the Reviewer shall not, without the prior written consent of Exeter, which consent may be given on such terms and conditions as Exeter may determine: (i) in any manner acquire, agree to acquire or make any proposal or offer to acquire, directly or indirectly, any unissued or outstanding securities of Exeter or its Affiliates representing more than 5% of the outstanding securities of Exeter or its Affiliates; (ii) directly or indirectly “solicit” or participate or join with any person in the “solicitation” of any “proxies” (as such terms are defined in the Securities Act (Ontario)) to vote, or seek to influence any person with respect to the voting of, any voting securities of Exeter or its Affiliates; (iii) otherwise act alone or jointly or in concert with others to seek to control the board of directors of Exeter or its Affiliates; (iv) make any public or private disclosure of any consideration, intention, plan or arrangement inconsistent with any of the foregoing; or (v) advise, assist, encourage or act jointly or in concert with any other person in connection with any of the foregoing. Notwithstanding the foregoing, the provisions of this paragraph 11 shall not apply, and the Reviewer shall be free to engage in any of the activities otherwise prohibited by this paragraph 11, from the date of public announcement of an intention of or public disclosure of commencement of:

(a)

a takeover bid, or an intention to undertake a takeover bid, which if completed would result in the acquisition of 50% or more of any class of then outstanding voting securities of Exeter by any person or group of persons (other than the Reviewer) (a “Bid Transaction”); or

(b)

any merger, arrangement, asset purchase and sale or other business combination transaction involving Exeter, or an intention to make an offer to Exeter to undertake such a transaction which Exeter has recommended or agreed to recommend or support, which would, if completed, result in (I) any class of outstanding voting securities of Exeter being converted into cash or securities of another person or (II) all or substantially all of Exeter’s assets being sold to any person or group (other than the Reviewer) (a “Business Combination Transaction”), or

(c)	any person or group requisitions a meeting of security holders of Exeter to consider any business combination transaction involving it and Exeter or any of its Affiliates to the earlier of the date of completion of the Bid Transaction or Business Combination Transaction or the date of withdrawal or cancellation of the Bid Transaction or Business Combination Transaction. The restrictions in this section 11 shall not prevent the Reviewer or its Representatives from making any confidential proposal to the board of directors of Exeter in respect of a Transaction.

12.

Existence of Agreement. Unless required by law or the rules of a recognized stock exchange having jurisdiction over the Reviewer, in which case the Reviewer shall provide prior notice to Exeter of such disclosure, neither party may disclose the fact that investigations or negotiations concerning the Transaction are taking place or the terms, conditions or other facts relating to the Transaction, including the existence or terms of this Agreement. The foregoing shall not apply to: (a) disclosure made by the Reviewer to its Representatives or otherwise with the prior written consent of Exeter; or (b) disclosure made by Exeter to its directors, officers, employees and advisors (including its accountants, counsel, lenders and financial advisors) or otherwise with the prior written consent of the Reviewer.

13.

Remedies. In the event of a breach of the Reviewer’s obligations under this Agreement, the Reviewer must, immediately following discovery of the breach, give notice to Exeter of the nature of the breach. The Reviewer must, upon consultation with Exeter, take all necessary steps to limit the extent of the breach. Disclosure or use of Confidential Information contrary to this Agreement, or any other failure to comply with the terms and conditions of this Agreement, may give rise to irreparable injury to Exeter inadequately compensable in damages. Exeter may, in addition to any other remedy available at law or equity, enforce the performance of this Agreement by way of injunction or specific performance upon application to a court of competent jurisdiction without proof of actual damages (and without the requirement of posting a bond or other security) and, notwithstanding that damages may be readily quantifiable, the Reviewer agrees not to plead sufficiency of damages as a defense in any such proceeding. The rights and remedies provided in this Agreement are cumulative and are in addition to, and not in substitution for, any other rights and remedies. All such rights and remedies may be exercised from time to time, and as often and in such order as Exeter deems expedient.

14.	Notices. All notices to either party shall be in writing, and shall be addressed respectively as follows:

To Exeter:	Exeter Resource Corporation
Suite 1660 – 999 West Hastings Street
Vancouver, British Columbia, V6C 2W2
Attention: Cecil Bond
Facsimile Number: + (604) 688-9532
Email: cecil@exeterresource.com

To the Reviewer:	Goldcorp Inc.
Suite 3400, 666 Burrard Street
Vancouver, British Columbia, V6C 2X8
Attention: Jason Attew
Facsimile Number: (604) 696-3001
Email: jason.attew@goldcorp.com

All notices shall be given: (a) by personal delivery to the party; (b) by facsimile transmission; (c) by email transmission; or (d) by overnight or other express courier service. All notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt. Either party may change its address by notice to the other party.

15.	Term. This Agreement, including all obligations of confidentiality, shall terminate on the earlier of:

(a)	one (1) year from the date hereof; and

(b)	the date when an agreement relating to a Transaction which contains appropriate confidentiality provisions has been executed by Exeter and the Reviewer.

16.

Entire Agreement. This Agreement contains the entire agreement between the Reviewer and Exeter with respect to the subject matter thereof and supersedes all negotiations, prior and contemporaneous agreements, commitments, representations, and discussions, whether oral or written, express or implied, in respect of the subject matter of this Agreement, all of which are hereby terminated in their entirety as of the date of this Agreement. This Agreement is in addition to, and not in substitution for or in derogation of, Exeter’s rights at law or in equity arising in any way in connection with the disclosure of the Confidential Information by Exeter to the Reviewer under this Agreement in connection with the potential Transaction.

17.

Waiver. No waiver of any provision of this Agreement constitutes a waiver of any other provision (whether or not similar). No waiver is binding unless executed in writing by the party to be bound by the waiver. A party’s failure or delay in exercising any right under this Agreement is not a waiver of that right. A single or partial exercise of any right does not preclude a party from any other or further exercise of that right or the exercise of any other right it may have.

18.

Amendment and Assignment. This Agreement may only be amended, supplemented, or otherwise modified by express written agreement signed by the parties. Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by a party without the express prior written consent of the other party.

19.	Governing Law. This Agreement shall be governed by the laws of the Province of British Columbia, Canada and the federal laws of Canada applicable therein.

20.

Site Visit. If Reviewer desires to visit the Property, Reviewer will notify Exeter in writing and Exeter will use reasonable efforts to arrange a site visit in the company of its representatives. Any information obtained by Reviewer as a result of such visit will be deemed part of the Confidential Information. Reviewer will bear its own costs and expenses in connection with any site visit and will indemnify and save Exeter harmless from any loss, liability, cost, damage, injury or expense arising out of any injury to any of Reviewer’s Representatives as a result of such a site visit, except to the extent caused by the gross negligence or wilful misconduct of Exeter.

21.

Privilege. The parties share a common legal and commercial interest in all Confidential Information which is and remains subject to all applicable privileges, including solicitor-client privilege, anticipation of litigation privilege, work product privilege and privilege in respect of “without prejudice” communications. No waiver of any privilege is implied by the disclosure of Confidential Information to any person pursuant to the terms of the Agreement.

22.

Miscellaneous. Time is of the essence in this Agreement. The headings used in this Agreement are inserted for convenience only and shall be disregarded in construing this Agreement. This Agreement shall be binding upon the parties hereto and their respective successors and assigns. Except for the Reviewer and Exeter, and their successors and permitted assigns, nothing in this Agreement, express or implied, is intended to confer upon any other entity or person any benefits, rights, or remedies. This Agreement may be executed in counterparts and shall become operative when each party has executed and delivered at least one counterpart. This Agreement may be delivered by facsimile, e-mail or other functionally equivalent electronic means of transmission and such transmission evidencing execution shall be effective as a valid and binding agreement between the parties for all purposes.

EXECUTED as of the date first written above.

EXETER RESOURCE CORPORATION

By:
Name:
Title:

GOLDCORP INC.

By:
Name:
Title: